Exhibit 99.2

AGREEMENT BETWEEN ICONIX BRAND GROUP, INC., HUBER CAPITAL MANAGEMENT, LLC AND JOSEPH R. HUBER

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of September 26, 2016 by and among Iconix Brand Group, Inc., a Delaware corporation (the “Company”), Huber Capital Management, LLC, a Delaware limited liability company (“HCM”), and Joseph R. Huber (collectively with HCM, “Huber”) (each of the Company and Huber, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company’s Board of Directors (the “Board”) has been in an ongoing process to identify new independent directors for addition to the Board;

WHEREAS, as of the date hereof, Huber is deemed to beneficially own, in the aggregate, 6,991,079 shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), or approximately 12.45% of the Common Stock issued and outstanding on the date hereof; and

WHEREAS, as of the date hereof, the Company and Huber have determined to come to an agreement with respect to the proposed composition of the Board and as to certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.       Nomination and Election of Directors and Related Agreements.

(a)       Nomination of the Board Nominee. The Board and all applicable committees of the Board shall take all action to nominate Kenneth Slutsky (the “Board Nominee”) on the Company’s slate of directors for election at the Company’s 2016 annual meeting of stockholders (the “2016 Annual Meeting”). The Company’s slate of directors for election to the Board at the 2016 Annual Meeting (the “Nominees”) shall consist of nine (9) directors. The Board Nominee shall qualify as an “independent director” under the rules of The NASDAQ Stock Market LLC and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), be independent of Huber and have not been nominated by Huber to serve on any other board of directors (in each case, as reasonably determined by the Corporate Governance/Nominating Committee of the Board and the Board). The Company agrees to recommend and solicit proxies for the election of the Nominees at the 2016 Annual Meeting. The Parties agree that in the event the Board and/or its applicable committee(s) do not nominate the Board Nominee for election as a director of the Company at the 2016 Annual Meeting, this Agreement shall terminate with immediate effectiveness.

(b)       Additional Agreements.

(i)       Huber agrees that it will cause its controlled Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate or Associate. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”), and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(ii)       Upon execution of this Agreement, Huber hereby agrees that, except as provided in this Agreement, it will not, and that it will not permit any of its controlled Affiliates or Associates to, directly or indirectly, (A) nominate or recommend for nomination any person for election at the 2016 Annual Meeting, (B) submit any proposal for consideration at, or bring any other business before, the 2016 Annual Meeting, or (C) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2016 Annual Meeting. Huber shall not publicly or privately encourage or support any other current or future stockholder of the Company to take any of the actions described in this Section 1(b)(ii); provided, however, that the foregoing shall not be deemed to limit the ability of any director of the Company to act in accordance with his or her fiduciary duties.

(iii)       Huber agrees that it will appear in person or by proxy at each annual or special meeting of stockholders held during the Standstill Period (as hereinafter defined) and (A) vote all shares of Common Stock beneficially owned by Huber, or deemed beneficially owned in favor of the slate of directors nominated by the Board and (B) vote against the removal of any member of the Board (including in any written consent solicitation).

(iv)       Concurrently with the execution of this Agreement, the Board Nominee will have submitted (or will have made reasonable efforts to submit) to the Company (A) a fully completed copy of the Company’s standard director & officer questionnaire and other reasonable and customary director onboarding documentation required by the Company in connection with the appointment or election of new Board members and (B) a written acknowledgement that the Board Nominee agrees to be bound by all current policies, codes and guidelines applicable to directors of the Company.

(v)       The Parties agree that the Company will reimburse Huber for certain reasonable, documented out-of-pocket costs related to the negotiation and execution of this Agreement, provided that the Company will not be obligated to reimburse Huber for such amounts in excess of $25,000.

2.       Standstill Provisions.

(a)       The “Standstill Period” shall extend from the date of this Agreement until the date that is fifteen (15) business days prior to the deadline for submission of stockholder nominations of directors for the Company’s 2017 annual meeting of stockholders pursuant to the Company’s Restated and Amended By-Laws (the “Standstill Period”). During the Standstill Period, Huber agrees that neither it nor any of its Affiliates or Associates under its control will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

(i)       engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents, in each case, with respect to securities of the Company;

(ii)       form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes some or all of the entities or natural persons listed on Huber’s signature page hereto); provided, however, that nothing herein shall limit the ability of an Affiliate of Huber to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

(iii)       deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Huber and otherwise in accordance with this Agreement;

(iv)       seek, or encourage any person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or take any action with respect to the election or removal of any directors; provided that, for the avoidance of doubt, the foregoing shall not preclude preparatory discussions by Huber and or its Affiliates and Associates; provided, further, that such preparatory discussions shall not include other stockholders of the Company;

(v)       (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company; (B) make any offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or encourage, initiate or support any other third party in any such related activity; (C) unless otherwise authorized by the Board, affirmatively solicit any third party to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company, or encourage, initiate or support any third party in making such an offer or proposal; (D) publicly comment on any third party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company by such third party prior to such proposal becoming public; (E) make any public communication in opposition to any Company acquisition or disposition activity approved by the Board; or (F) engage in any action by written consent of stockholders;

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(vi)       make or be the proponent of any stockholder proposal (pursuant to Rule 14a-8 under the Exchange Act or otherwise) for consideration by the Company’s stockholders;

(vii)       make any request for stockholder list materials or other books and records of the Company under Section 220 of the Delaware General Corporation Law or otherwise;

(viii)       otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Company or any of its subsidiaries;

(ix)       seek, alone or in concert with others, representation on the Board, except as specifically permitted in this Agreement;

(x)       seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1 of this Agreement;

(xi)       make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party; or

(xii)       publicly or to any other stockholder of the Company, disclose any intention, plan or arrangement inconsistent with any provision of this Section 2(a).

3.       Representations and Warranties of the Company.

The Company represents and warrants to Huber that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

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4.       Representations and Warranties of Huber.

Huber represents and warrants to the Company that (a) the authorized signatory of Huber set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Huber thereto, (b) this Agreement has been duly authorized, executed and delivered by Huber, and is a valid and binding obligation of Huber, enforceable against Huber in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Huber as currently in effect, (d) the execution, delivery and performance of this Agreement by Huber does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to Huber or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) as of the date of hereof, Huber is deemed to beneficially own, in the aggregate, 6,991,079 shares of the Common Stock issued and outstanding on the date hereof, (f) as of the date hereof, Huber does not currently have, and does not currently have any right to acquire or any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or hedging transactions or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement) and (g) Huber will not, directly or indirectly, compensate or agree to compensate the Board Nominee for his service as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its securities.

5.       Press Release.

Promptly following the execution of this Agreement, the Company shall issue a mutually agreeable press release (the “Press Release”) announcing certain terms of this Agreement, in substantially the form attached hereto as Exhibit A. Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company (including the Board and any committee thereof) nor Huber shall issue any press release or public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party. During the Standstill Period, neither the Company nor Huber shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party, and otherwise in accordance with this Agreement.

6.       Specific Performance.

Each of the members of Huber, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that Huber (or any of the entities and natural persons listed in the signature pages hereto), on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 6 is not the exclusive remedy for any violation of this Agreement.

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7.       Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

8.       Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (iii) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (iv) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:	Iconix Brand Group, Inc.
1450 Broadway, 3rd Floor
New York, New York 10018
Attention: Jason Schaefer
Telephone: (212) 730-0030
Facsimile: (212) 391-2057
Email: JSchaefer@iconixbrand.com
With copies (which shall not constitute notice) to:	Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Attention: Richard J. Grossman
Telephone: (212) 735-2116
Facsimile: (917) 777-2116
Email: Richard.Grossman@skadden.com
If to Huber or any member thereof:	Huber Capital Management, LLC
2321 Rosecrans Avenue, Suite 3245
El Segundo, California 90245
Telephone: (310) 207-8400
Facsimile: (310) 818-4800
With a copy (which shall not constitute notice) to:	Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
Attention: Peter H. Schwartz
Telephone: (303) 892-7381
Facsimile: (303) 893-1379
Email: Peter.Schwartz@dgslaw.com

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9.       Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.       Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

11.       Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section 11, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, principals, partners, officers, key employees or directors, shall in any way publicly criticize, disparage, call into disrepute, or otherwise defame or slander the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their businesses, products or services, in any manner that would reasonably be expected to damage the business or reputation of such other Parties, their businesses, products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives. This Section 11 shall not limit the ability of any director of the Company to act in accordance with his or her fiduciary duties or otherwise in accordance with applicable law.

12.       Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement contains the entire understanding of the Parties hereto with respect to their subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Huber. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of Huber, the prior written consent of the Company, and with respect to the Company, the prior written consent of Huber. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

ICONIX BRAND GROUP, INC.

By: /s/ Jason Schaefer

Name: Jason Schaefer
Title: General Counsel

[Signature Page to Agreement]

HUBER CAPITAL MANAGEMENT, LLC

By: Huber Capital Holdings LLC, its sole member

By: /s/ Joseph R. Huber

Name: Joseph R. Huber
Title: Managing Member

/s/ Joseph R. Huber

Joseph R. Huber

[Signature Page to Agreement]

EXHIBIT A

ICONIX ANNOUNCES CHANGES TO BOARD OF DIRECTORS

Global Brand Building and Consumer Marketing Executives, Sanjay Khosla and Kristen O’Hara, Join Board as New Independent Directors

Barry Emanuel to Retire from Board Following Completion of Current Term

Company to Nominate Kenneth Slutsky as Third New Independent Director for
Election at 2016 Annual Meeting

NEW YORK, New York – September 26, 2016 – Iconix Brand Group, Inc. (Nasdaq: ICON) (“Iconix” or the “Company”), today announced the addition of two new independent members to its Board of Directors, Sanjay Khosla and Kristen O’Hara, effective immediately. These appointments follow a Board-initiated search process for new independent directors that took place over the last four months, and was overseen by the Board’s Corporate Governance/Nominating Committee with the assistance of Herbert Mines Associates, a nationally-recognized, independent search firm.

Mr. Khosla is a seasoned executive with a proven track record of success in transforming international businesses, and has worked and lived in the United States, Europe and Asia. He brings more than 35 years of global executive leadership experience with premier consumer product companies, including Kraft, Fonterra, and Unilever, helping to grow and market iconic brands, such as Cadbury, Oreo, Milka and Trident, among others. Mr. Khosla is also an experienced board director in diverse industries. He currently serves on the board of directors of Zoetis Inc. and NIIT Ltd, and previously served on the boards of Hindustan Unilever, Best Buy Inc. and Big Heart Pet Brands.

Ms. O’Hara is a marketing and advertising executive with expertise in social and digital media, as well as data analytics and technology. In her current role as Chief Marketing Officer, Global Media, of Time Warner Inc., she drives the marketing strategy and business innovation for the $58 billion media and entertainment company by leveraging consumer insight, data and new technology platforms.

“We are thrilled to welcome Sanjay and Kristen to the Iconix Board,” said Peter Cuneo, Executive Chairman of Iconix. “The appointments announced today, as well as the appointment earlier this year of John Haugh as Iconix’s new CEO, reflect our commitment to ensuring that we have exceptional leaders with the right mix of skills and experience to fully capitalize on our strengths and drive improved performance and value creation at Iconix.”

Iconix also announced that it will nominate Kenneth Slutsky for election at the Company’s 2016 annual meeting of stockholders. Mr. Slutsky is an investor in both private and public sector enterprises. His experience spans numerous industries including: technology, energy, real estate and financial services.

Mr. Cuneo continued, “Sanjay, Kristen and Ken each brings a fresh new perspective and unique skill set including international expertise, new media, technology and finance that will further diversify and strengthen our Board. We are confident that their insights will contribute to the growth of our brand portfolio.”

Barry Emanuel, a current member of the Board, intends to retire from the Board upon completion of his current term at the Company’s 2016 annual meeting of stockholders.

[Exhibit A]

“As we expand the Board with these new additions, we would also like to thank Barry for his contributions as a director over the past 20 years. Barry has more than 50 years of experience in the textile industry, and his industry knowledge and expertise have been invaluable to Iconix as it transformed into the global licensing and brand management company that it is today. We wish him all the best.”

Following the changes announced today, the Iconix Board will be comprised of nine directors, including seven independent directors. Further, subject to stockholder approval of Mr. Slutsky at the 2016 annual meeting of stockholders, more than half of the Company’s directors will be new to the Board in the past two years.

Iconix also announced that it has entered into an agreement with Huber Capital Management, LLC (“Huber”), reflecting Huber’s support of the Company’s slate of directors for election to the Board at the Company’s 2016 annual meeting of stockholders. Pursuant to the agreement, Huber has agreed to certain standstill and related commitments through 15 business days prior to the deadline for submission of stockholder nominations for directors for the Company’s 2017 annual meeting of stockholders.

The full agreement with Huber will be filed on a Current Report on Form 8-K with the Securities and Exchange Commission (the “ SEC”).

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a growing portfolio of consumer brands including: CANDIE'S (R), BONGO (R), JOE BOXER (R), RAMPAGE (R), MUDD (R), MOSSIMO (R), LONDON FOG (R), OCEAN PACIFIC (R), DANSKIN (R), ROCAWEAR (R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R), STARTER (R), WAVERLY (R), ZOO YORK (R), SHARPER IMAGE (R), UMBRO (R), LEE COOPER (R), ECKO UNLTD. (R), MARC ECKO (R), ARTFUL DODGER and STRAWBERRY SHORTCAKE (R). In addition, Iconix owns interests in the MATERIAL GIRL (R), PEANUTS (R), ED HARDY (R), TRUTH OR DARE (R), MODERN AMUSEMENT (R), BUFFALO (R), NICK GRAHAM (R) and PONY (R) brands. The Company licenses its brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and worldwide. Through its in-house business development, merchandising, advertising and public relations departments, Iconix manages its brands to drive greater consumer awareness and equity.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include projections regarding the Company’s beliefs and expectations about future performance and, in some cases, may be identified by words like “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek” and similar terms or phrases. These statements include, among others, statements relating to additional information that may require the Company to restate further the financial statements and other financial data in the periods impacted by the restatement and/or additional historical periods. These statements are based on the Company’s beliefs and assumptions, which in turn are based on currently available information. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement and could harm the Company’s business, prospects, results of operations, liquidity and financial condition and cause its stock price to decline significantly. Many of these factors are beyond the Company’s ability to control or predict. Important factors that could cause the Company’s actual results to differ materially from those indicated in the forward-looking statements include, among others: the ability of the Company’s licensees to maintain their license agreements or to produce and market products bearing the Company’s brand names, the Company’s ability to retain and negotiate favorable licenses, the Company’s ability to meet its outstanding debt obligations and the events and risks referenced in the sections titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q and in other documents filed or furnished with the Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and, except as required by applicable law, the Company undertakes no obligation to update or revise publicly any forward-looking statements.

[Exhibit A]

Certain Information Regarding Participants

The Company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from stockholders in connection with the Company’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”). The Company plans to file a proxy statement with the SEC in connection with the solicitation of proxies for the 2016 Annual Meeting (the “2016 Proxy Statement”). STOCKHOLDERS ARE URGED TO READ THE 2016 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2016 Proxy Statement and other materials to be filed with the SEC in connection with the 2016 Annual Meeting. Information relating to the foregoing can also be found in the Company’s definitive proxy statement for its 2015 annual meeting of stockholders (the “2015 Proxy Statement”), filed with the SEC on October 23, 2015. To the extent holdings of the Company’s securities by such potential participants have changed since the amounts printed in the 2015 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3 and 4 filed with the SEC.

Stockholders will be able to obtain, free of charge, copies of the 2016 Proxy Statement, any amendments or supplements thereto and any other documents (including the WHITE proxy card) when filed by the Company with the SEC in connection with the 2016 Annual Meeting at the SEC’s website (http://www.sec.gov), at the Company’s website (http://www.iconixbrand.com) or by contacting Jaime Sheinheit by phone at 212-730-0030, by email at jsheinheit@iconixbrand.com or by mail at Iconix Brand Group, Inc., Attn: Investor Relations, 1450 Broadway, 3rd Floor, New York, New York 10018.

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Contact Information:

Jaime Sheinheit

Iconix Brand Group

jsheinheit@iconixbrand.com

212.730.0030

[Exhibit A]